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                                  Exhibit 99.1


National Education Corporation                                              News
2601 MAIN STREET
IRVINE, CALIFORNIA 92614-6220
TELEPHONE 714/474-9400
FAX 714/474-9495

Contact:         Connie McCluskey
                 Director-Investor Relations
                 714-474-9483


                NATIONAL EDUCATION COMMENTS ON HARCOURT GENERAL
                       PROPOSAL TO COMMENCE TENDER OFFER

Irvine, Calif., April 16, 1997 -- National Education Corporation (NYSE:NEC) said today it had received an unsolicited letter from Harcourt General, Inc. (NYSE:H) indicating its intention to commence a cash tender offer for all of the common stock of National Education at $19.50 per share. The board of directors of National Education will meet in due course to evaluate the Harcourt General proposal and will advise shareholders as to its conclusion.
If Harcourt General commences an offer, it will remain open for twenty business days, and accordingly, there is no need for any National Education shareholders to take any action at this time.

         National Education Corporation generated revenue of $288.8 million in 1996. Its operations include ICS Learning Systems, the world's largest and most established provider of distance education in vocational, academic and professional studies; National Education Training Group (NETG), the global leader in Information Technology interactive media-based learning products; and an 83 percent ownership of Steck-Vaughn Publishing Corporation (NASDAQ: STEK), one of the country's largest publishers of supplemental education materials which addresses instructional needs from childhood through adulthood.





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